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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT ("Agreement"), made as of the 24th day of February, 1997, by and between BIONX IMPLANTS, INC., a Delaware corporation (the "Employer"), and DAVID W. ANDERSON, an individual residing at 1157 Brynllawn Road, Villanova, Pennsylvania 19085 (the "Employee"),

                              W-I-T-N-E-S-S-E-T-H

          WHEREAS, Employee entered into an employment agreement with Biostent, Inc. dated as of April 1, 1995 which provided for the assignment of that agreement by Biostent, Inc. to a holding company upon the formation of that holding company (the "Prior Agreement");

          WHEREAS, pursuant to a reorganization agreement, Employer became the holding company of Biostent, Inc. and, with Employer's consent, the Prior Agreement was assigned to the Employer;

          WHEREAS, the parties desire to extend the term of the Prior Agreement and restate the Prior Agreement to eliminate certain provisions which are no longer applicable;

          WHEREAS, the parties intend for this Agreement to amend, restate and thereby supersede the Prior Agreement in all respects;

          WHEREAS, Employer desires to employ Employee, and Employee desires to accept such employment, all in accordance with the terms and conditions set forth herein,

          NOW THEREFORE, it is agreed as follows:

          1.  Employment.  Commencing on the date hereof, Employer shall employ
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Employee, and Employee shall serve as an employee of Employer, upon the terms and conditions set forth herein.

          2.  Scope of Employment.  During the term of this Agreement, Employee
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shall devote his entire business time, attention and energy to the business, and to seeking improvement in the profitability, of Employer. He shall serve as Chief Executive Officer of Employer and its subsidiaries and shall have the authority to perform and shall perform all of the duties that are customary for the office of Chief Executive Officer, subject at all times to the control and direction of the Board of Directors of the Employer, and shall (i) execute Employer's strategic business plan to maximize global opportunities of Employer's technology, (ii) provide leadership to raise the required equity funding necessary to reach the goals set forth in Employer's business plan and
(iii) perform such services as typically are provided by the Chief Executive Officer of a corporation and such other services consistent therewith as shall be assigned to him from time to time by the Chairman of the Board and the Board of Directors of Employer. During the term of this Agreement, Employee shall not engage in any other business activity which, in the reasonable judgment of Employer's Board of Directors. conflicts with the
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duties of Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided. however, that it is understood that this Section 2 shall not preclude Employee from making passive investments in other companies as long as Employer notifies the Chairman of the Board in advance in the event that the Employee intends to make a passive investment with the Employer's industry..

          3.   Term.
               ----

          3.1 The term of this Agreement shall commence on the date hereof and continue until December 31, 1998 (the "Initial Term") and shall be automatically renewable thereafter for consecutive terms of one year each unless and until terminated as of the end of any such period by either party giving notice in writing to the other party not less than ninety (90) before the end of the period in question and subject, however, to earlier termination pursuant to this
Article 3. For purposes of this Agreement, the phrase "Agreement Term" shall mean the Initial Term and, if this Agreement is renewed pursuant to its terms, any period for which this Agreement has been renewed and the term "Renewal Term" shall mean any such renewal ter,.

          3.2 Notwithstanding the term of employment provided for in Section 3.1, this Agreement shall immediately terminate upon Employee's death or Permanent Disability. For purposes of this Agreement, Permanent Disability shall mean any physical or mental condition which materially interferes with the performance of Employee's customary duties in Employee's capacity as Chief Executive Officer of Employer where such disability has continued for a period of ninety (90) consecutive days or for a total of one hundred and eighty (180) days in any period of three hundred and sixty (365) consecutive days.

          3.3  Notwithstanding the term of employment provided for in Section
3.1 hereof, Employer shall have the right to terminate Employee's employment for Cause, upon written notice to Employee. For purposes of this Agreement, "Cause" shall mean (i) the conviction of Employee by a court of competent jurisdiction of a felony or a misdemeanor which, in the reasonable judgment of Employer, is likely to have a material adverse effect on the business of Employer, (ii) Employee's material breach of this Agreement, or (iii) Employee's willful disregard of lawful and proper written instructions of Employer's Board of Directors.

          3.4  Notwithstanding the term of employment provided for in Section
3.1 hereof, Employer shall have the right to terminate Employee's employment without Cause, in the sole judgment of Employer, upon written notice to Employee.

          3.5 Employee shall have the right to terminate this Agreement for Good Reason (as defined below), upon written notice to Employer. For purposes of this Agreement, "Good Reason" shall mean Employer's material breach of this Agreement, provided that Employee first provides Employer with written notice of such conduct and Employer fails to make substantial efforts to correct such conduct within fifteen (15) business days of its receipt of such notice. A termination of this Agreement by Employer without Cause prior to the expiration of the term hereof shall be treated for all purposes hereunder as if Employee had terminated this Agreement for Good Reason.

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          3.6  In the event of Employee's termination pursuant to Section 3.2 or
Section 3.3 hereof, Employer shall only be obligated to pay Employee any unpaid salary and bonus and benefits accrued to the date of termination. except as otherwise expressly provided in any of Employer's written benefit plans.

          3.7 In the event that Employee terminates this Agreement for Good Reason, or Employer terminates this Agreement without Cause, in either case prior to the expiration of the Initial Term, the Employer shall, until the first anniversary of the date of Employee's termination of employment, (i) continue to be obligated to make the salary payments described in Section 4 hereof and (ii) continue to be obligated to provide benefits substantially comparable to the benefits described in Section 7 hereof. In the event that Employee terminates this Agreement for Good Reason, or Employer terminates this Agreement without Cause, in either case during any Renewal Term, the Employer shall, until the six month anniversary of the date of Employee's termination of employment, (i) continue to be obligated to make the salary payments described in Section 4 hereof and (ii) continue to be obligated to provide benefits substantially comparable to the benefits described in Section 7 hereof. While Employee shall have no obligation to mitigate damages, any salary or other benefits actually received by Employee from another employer (or, if Employee shall be self-employed, 75% of the gross compensation received by Employee in such capacity after exclusion of the first $10,000 so received) after such termination shall be applied against amounts payable by Employer to Employee pursuant to this
Section 3.7.

          3.8 The payments provided for in Sections 3.6 and 3.7, respectively, above shall be Employee's sole and exclusive relief and shall be in lieu of any other termination benefits or payments of any kind whatsoever which are hereby expressly waived, for or in connection with such termination. Appropriate and required withholding for Social Security, federal and state income taxes (or comparable withholdings which may be applicable for employees outside the United States), together with any other deductions authorized by Employee or required by law or court order, shall be made and will reduce the gross amount to be paid under this Agreement.

          4.  Salary.
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          (a) Subject to Section 4(b) hereof, in consideration for Employee's services hereunder, Employer shall pay Employee a salary at a rate of $160,000 per year.

          (b) Employee's salary rate shall be reviewed by Employer's Board of Directors on an annual basis but shall not be less than $160,000 per year.

          5.  Annual Bonus.  In addition to the salary described in Section 4
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above, Employee shall be given an opportunity to earn an annual bonus for each calendar year, commencing with the year ending December 31, 1997. The amount of any such bonus shall be determined in the discretion of the Board of Directors of the Employer or the Compensation Committee thereof.

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          6.  Automobile Allowance.  Employer will pay Employee an automobile
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allowance of $500 per month.

          7.  Health Insurance.  Employer will enroll Employee in Employer's
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health insurance plan as is from time to time generally made available to other employees of Employer.

          8.   Intentionally Omitted.
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          9.   Other Benefits.
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          (a)  Employee shall be entitled to three (3) weeks of paid vacation each year to be taken at such times as are mutually convenient to Employee and Employer.

          (b) Employee shall receive from Employer such other benefits as shall be comparable to benefits generally made available from time to time to other employees of Employer.

          10.  Business Expenses.  Employer will reimburse Employee, in
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accordance with any Employer-established policies or guidelines, for all reasonable business expenses actually incurred by Employee in promoting the business of Employer, upon presentation by Employee, from time to time, of an itemized account of such expenses.

          11.  Trade Secrets and Covenant Against Competition.
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         11.1  The trade secrets of Employer are hereby defined as including (i)
the processes utilized and to be utilized in Employer's business; (ii) the methods and results of Employer's research; and (iii) any other confidential information or data relating to the business of Employer and its affiliates which is not publicly known.

          11.2 Employee agrees that he will not, either during his employment or at any time after cessation of such employment. impart or disclose any of such trade secrets to any person, firm or corporation other than Employer or its affiliates, or use any of such trade secrets, directly or indirectly, for his own benefit or for the benefit of any person, firm or corporation other than Employer or its affiliates. Employee's obligations under this Section 11.2 shall cease with respect to any such trade secret if such trade secret (i) was already known to Employee at the time of disclosure, free of any obligation to keep it confidential, (ii) was at the time of disclosure or thereafter became part of the public domain through no fault of wrongful act of Employee, or (iii) was subsequently disclosed to Employee without breach of this Agreement by a third person who rightfully received and disclosed it without breaching any confidentiality obligation to Employer. It is also understood by the parties that Employee may be required to disclose trade secret information (a) pursuant to subpoena or other court process, (b) at the express direction of any other authorized government agency or (c) otherwise as required by law or regulation. Disclosure of trade secret information or any part thereof in such circumstances will not constitute a breach of the confidentiality provisions set forth in this Agreement, provided that Employee notifies Employer in advance of any such disclosure and cooperates with

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Employer in any efforts that Employer may make to seek a protective order with respect to such disclosure.

          11.3 In addition to the foregoing agreements relating to Employer's trade secrets, during the term of this Agreement (including any renewals thereof) and during the term of the "Post-Employment Period" (as defined herein), Employee will not, without Employer's prior written consent, (i) solicit any of the employees of Employer or Employer's affiliates for the purpose of hiring or retaining any such employees, (ii) hire or retain or cause to be hired or retained any of the employees of Employer or Employer's affiliates or (iii) become involved m any manner, including without limitation as an officer, director, employee, consultant, representative, partner, owner or shareholder (except as a holder of less than a five (5%) percent equity interest in a public entity) in any business located in the United States which is in the business of inventing, developing, manufacturing, marketing. providing or selling products competitive with the products that Employer or its subsidiaries have developed, manufactured, marketed, produced or sold, or are in the process of developing (and reasonably expect to bring to market within one (1) year after the expiration of the Post-Employment Period or longer if required by the F.D.A clearance or approval process), manufacturing, marketing, producing or selling as of the date that Employee's employment terminates. For purposes of this Agreement, the term "Post-Employment Period" shall mean the period commencing on the date that this Agreement is terminated for any reason and ending either (x) two years from the date of termination of this Agreement or
(y) if this Agreement is terminated by the Employee for Good Reason or by the Employer without Cause, on the later of (a) two years from the date of such termination or (b) the last date on which Employer makes salary payments to Employee pursuant to Section 3.7 above.

          11.4 Employee agrees that all memoranda, lab books, notes, records, charts, formulae, specifications, lists and other documents made, compiled, received, held or used by Employee while employed by Employer, concerning any phase of Employer's business or its trade secrets, shall be Employer's property and shall be delivered by Employee to Employer upon termination of Employee's employment or at any earlier time on the request of Employer.

          11.5 Any invention or improvement made or conceived by Employee during the term of Employee's employment by Employer (whether during or after working hours) relating in any manner to the business of Employer, shall be promptly disclosed in writing by Employee to Employer and shall be the sole property of Employer. Upon Employer's request (whenever made), Employee shall execute and assign to Employer all related applications for letters patent to the United States and such foreign countries as Employer may designate and shall execute and deliver to Employer such other instruments as Employer deems necessary. Any invention or improvement made or conceived by Employee prior to termination of Employee's employment shall be deemed to have been made or conceived during Employee's employment hereunder, provided that such invention or improvement relates to an aspect of Employer's business as of the date of termination of Employee's employment.

          11.6 Employee acknowledges that given his access to information regarding Employer, the provisions of this Section 11 are reasonable and necessary to protect Employer's

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business. Employee further acknowledges that he has carefully reviewed the provisions of this Section 11, he fully understands the economic consequences thereof, he has assessed the respective advantages and disadvantages to him of entering into this Agreement and he has concluded that, in light of his education, skills and abilities, the restrictions set forth in this Section 11 will not prevent him from earning a living after the termination of this Agreement. Employee agrees that each of the provisions of this Section 11, including, without limitation, the period of time, geographical area and types and scope of the restrictions on Employee's activities specified herein, are intended to be and shall be divisible. Employee further acknowledges the reasonableness of these provisions as an integral part of the terms of his employment. If any provision of this Section 11 (including any sentence. clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to the fullest extent compatible with the applicable law as it shall then appear.

          11.7 As it would be very difficult to measure the damages which would result to Employer from a breach of any of the covenants contained in this
Section 11, in the event of such a breach Employer shall have the right to have such covenants specifically enforced by a court of competent jurisdiction. Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the business of Employer in the event of a breach or threatened breach by Employee of the terms and provisions of this Section 11. Therefore, Employee agrees that Employer shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer at law or in equity for such breach or threatened breach, including, but not limited to, recovery of damages from Employee and, if Employee is still employed by Employer, terminating the employment of Employee in accordance with the terms and provisions hereof.

          12.  Miscellaneous.
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          12.1  Entire Agreement.  This instrument contains the entire agreement
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of the parties with respect to the employment of Employee and supersedes all prior agreements or arrangements between the parties concerning Employee's employment by Employer and specifically supersedes and terminates any prior agreement concerning severance to be paid to the Employee in the event of a termination of his employment. This Agreement cannot be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          12.2  Severability.  If any provision of this Agreement is declared
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invalid by any legal tribunal, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared at such time, and, as so modified, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision

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invalidated is of such a nature that it cannot be so modified, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

          12.3  Construction.  The parties intend that this Agreement shall not
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be construed against the party that has drafted all or any portion of this
Agreement.

          12.4  Notice.  Any notice or other communication required or permitted
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under this Agreement shall be sufficient if in writing and delivered personally, sent by facsimile, or by certified or express mail, or by overnight courier, and shall be deemed given when so delivered except if mailed, in which case then two days after mailing) to the parties as set forth below, unless changed n writing:

          (a) to Employee at his residence address indicated above, or:
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          (b)  to the Employer by notice to:
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                              Terry D. Wall
                              160 Lloyd Road
                              Montclair, New Jersey 07042

                              with a copy to:

                              Peter H. Ehrenberg
                              Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. 65 Livingston Avenue
                              Roseland, New Jersey  17068


          12.5  Successors.  The rights and obligations of Employee under this
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Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, including any successors by merger or purchase or otherwise.

          12.6  Governing Law.  This Agreement shall be interpreted in
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accordance with and be governed by the laws of the State of Delaware.

          12.7  Paragraph Headings.  The paragraph headings used in this
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Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

          12.8 Arbitration.  Any controversy, claim or dispute arising out of or
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relating to this Agreement or its construction and interpretation may, at the election of either the Employee or the Employer, be settled by arbitration in New Jersey in accordance with the then-current rules of the American Arbitration Association, and judgment upon the award rendered in such

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arbitration may be entered in any court having jurisdiction thereof. In addition, any controversy, claim or dispute concerning the scope of this arbitration clause or whether a particular dispute falls within this arbitration clause may also be settled by arbitration in accordance with the rules of the American Arbitration Association.

          12.9  Prior Agreement. The Prior Agreement is superseded in all
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respects by this Agreement. All stock options granted to Employee pursuant to the Prior Agreement shall be governed by the terms of Employer's 1996 Stock Option/Stock Issuance Plan.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    BIONX IMPLANTS, INC.


                                    By:_____________________


                                    ______________________
                                    David W. Anderson

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